Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Indalex Holdings Finance, Inc. of our report dated October 20, 2006 on the combined financial statements and financial statement schedule of Indalex, a Combination of Indirect Wholly Owned Subsidiaries of Honeywell International, Inc. (Predecessor 2), and prior to April 1, 2005, a Combination of Indirect Wholly Owned Subsidiaries of Novar plc (Predecessor 1), as of December 31, 2005 (Predecessor 1) and 2004 (Predecessor 2), and for the periods from January 1, 2005 to March 31, 2005 (Predecessor 1) and from April 1, 2005 to December 31, 2005 (Predecessor 2), and for the year ended December 31, 2004 (Predecessor 1), and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Oak Brook, Illinois
October 20, 2006